Exhibit 21.1

LIST OF SUBSIDIARIES

CORPORATION	OWNED BY	PERCENTAGE OF VOTING SECURITIES OWNED	STATE OR JURISDICTION OF INCORPORATION

SUBSIDIARIES OF REGISTRANT:

Butler Service Group, Inc.	Registrant	100	New Jersey
AAC Corp.	Registrant	100	Delaware
Sylvan Insurance Co. Ltd	Registrant	100	Bermuda
Butler of New Jersey Realty Corp.	Registrant	100	New Jersey

BUTLER SERVICE GROUP, INC. (“BSG”) SUBSIDIARIES:

Butler Services International, Inc	BSG	100	Delaware
Butler Telecom, Inc.	BSG	100	Delaware
Butler Services, Inc.	BSG	100	Delaware
Butler Utility Services, Inc.	BSG	100	Delaware
Butler Technical Services India Private Limited	BSG	100	India
Butler Publishing, Inc.	BSG	100	Delaware

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